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                                                                    EXHIBIT 99.3

CONTACT:
         Jarett Jay Janik
         Chief Financial Officer
         770-200-3459

         NETZEE, INC. COMPLETES SALE OF SUBSTANTIALLY ALL OF ITS ASSETS

ATLANTA, Georgia, January 3, 2003 - Netzee, Inc. (OTCBB:NETZ), a leading provider of integrated Internet banking and bill payment products and services, today announced that on December 31, 2002 it completed its previously announced sale of substantially all of its assets to a wholly-owned subsidiary of Certegy Inc. for a total purchase price of $10.4 million in cash, of which $800,000 was placed into escrow to secure Netzee's indemnification obligations.

Netzee's shareholders approved the asset sale at a special meeting held on December 30, 2002. At the special meeting, Netzee's shareholders also approved the liquidation and dissolution of Netzee. As previously announced, Netzee intends to make a liquidating distribution to holders of Netzee common stock of up to $0.50 per share in the liquidation. Netzee intends to begin its liquidation and to commence dissolution proceedings as soon as practicable.

This release contains statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. These statements include all statements that are not statements of historical fact regarding the intent, belief or expectations of Netzee, Inc. and our management with respect to, among other things, the amount of money, if any, that will be distributed to holders of Netzee common stock. The words "may," "will," "anticipate," "believe," "intend," "expect," "estimate," "plan," "strategy" and similar expressions are intended to identify forward-looking statements. These statements are based upon a number of assumptions and estimates that are subject to significant uncertainties, many of which are beyond our control. These forward-looking statements are not guarantees of future performance, and actual results may differ materially from those projected in the forward-looking statements as a result of risks related to the amount of money we have to pay to third parties in connection with the liquidation, the timing of the liquidation and dissolution activities, whether any claims are brought against us that may reduce the amount of the liquidating distribution, whether shareholders could be liable up to the amount of any liquidating distribution for claims we are unable to pay, and various other factors discussed in detail in our Definitive Proxy Statement dated December 20, 2002 in connection with the asset sale and liquidation, as filed with the Securities and Exchange Commission on December 20, 2002. We do not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.